EXHIBIT 23.1

CONSENT INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2003 Stock Plan and 2008 Employee Stock Purchase Plan of SuperGen, Inc., of our reports dated March 14, 2008, with respect to the consolidated financial statements of SuperGen, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of SuperGen, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
August 4, 2008